EXHIBIT 5.1

November 26, 2008

Board of Directors
Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, TX 75207

Re:	Registration Statement on Form S-4

of Access Pharmaceuticals, Inc. (file no. _______)

Ladies and Gentlemen:

In connection with the above-captioned Registration Statement on Form S-4 (the “Registration Statement”), filed by Access Pharmaceuticals, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), and the rules and regulations promulgated under the Securities Act, you have requested that we furnish our opinion as to the legality of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) being registered pursuant to the Registration Statement (the “Shares”). The Shares are being issued pursuant to the Agreement and Plan of Merger, dated as of July 9, 2008 (the “Merger Agreement”), among the Company, MACM Acquisition Corporation (“Merger Sub”) and MacroChem Corporation (“MacroChem”), providing for the merger of Merger Sub with and into MacroChem (the “Merger”) and the exchange of common shares of Access for shares of Common Stock and in-the-money warrants of MacroChem pursuant to the Merger Agreement.

In connection with the furnishing of this opinion, we reviewed the Registration Statement (including exhibits thereto), the Merger Agreement (including exhibits thereto), and records of certain corporate proceedings of the Company. We examined and relied upon representations as to factual matters contained in the Merger Agreement. We also made such other investigations of fact and law and examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below.

In our examination of the documents referred to above, we assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who executed any of the documents. We also assumed that the Merger Agreement is a legal, valid and binding obligation of each party to it, enforceable against each such party in accordance with its terms.

In furnishing this opinion, we further assumed that, before the issuance of the Shares (1) the Registration Statement will have become effective under the Securities Act, (2) the shares of MacroChem common stock and in-the-money warrants will be converted into the right to receive Common Stock in the Merger, and the shares to be exchanged for Common Stock in the Merger, were legally issued, fully paid and non-assessable under applicable law and (3) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the Merger Agreement, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Bingham McCutchen LLP